Exhibit 10.35

FSS SERVICE AGREEMENT

BETWEEN

COOK INLET NATURAL GAS STORAGE ALASKA, LLC

AND

CHUGACH ELECTRIC ASSOCIATION, INC.

This Agreement (“Agreement” or “FSS Agreement”), made and entered into as of this 27th day of July, 2011 (the “Effective Date”), is by and between Cook Inlet Natural Gas Storage Alaska, LLC, (hereinafter referred to as “Seller”) and Chugach Electric Association, Inc., an Alaska electric cooperative having its principal office at Anchorage, Alaska (hereinafter referred to as “Customer”). Seller and Customer are sometimes referred to individually as a “Party” or together as the “Parties.”

Witnesseth

WHEREAS, Seller is the developer, owner, and operator of an underground natural gas storage facility, the CINGSA Facility, located in the Cook Inlet Region of Southcentral Alaska, for the purpose of providing natural gas storage and related services; and

WHEREAS, Customer has requested Seller to provide firm natural gas storage services on its behalf and Seller represents that it is willing to provide such firm storage services under the terms and conditions of this Agreement; and

WHEREAS, Customer either has existing agreements or is currently negotiating new agreements with pipeline companies for the transportation, delivery, and redelivery, at the Point of Injection/Withdrawal, of quantities of Gas for storage service provided for herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, Seller and Customer agree that the terms below, together with the terms and conditions of Seller’s applicable Rate Schedule and the Rules and Regulations of Seller’s Tariff constitute the storage service to be provided and set forth the rights and obligations of Seller and Customer with respect thereto:

Article I

Contract Quantities and Commencement Date

I.1 The Contract Quantities are set forth on the attached Appendix A.

I.2 The term “Commencement Date” shall mean three (3) Business Days following notice from Seller to Customer that the CINGSA Facility is commercially available to provide firm injection service to Customer. Storage Provider shall provide Storage Customer with at least thirty (30) days’ advance written notice of the anticipated Commencement Date of this FSS Agreement.

I.3 Capitalized terms shall be as defined in the Rules and Regulations of Seller’s Tariff.

Article II

Storage Injections and Withdrawals

II.1 Beginning on the Commencement Date and during each Contract Year of the term hereof, Seller shall be obligated to accept for the account of Customer such quantities of Gas as Customer causes to be delivered for injection pursuant to the provisions hereof, provided, however, that Seller shall have no obligation to accept any quantities of Gas for injection, which will cause Customer’s Storage Quantity at any time to exceed Customer’s Maximum Storage Quantity.

II.2 Beginning on the Commencement Date and on any Day of the term hereof, Customer may cause to be delivered for injection the quantities of Gas pursuant to Section II.1 of this Article II at a daily rate not to exceed the Maximum Daily Injection Quantity. Customer shall furnish at the Point of Injection/Withdrawal, for each Dth delivered by Customer for injection, Seller’s Injection and Withdrawal Fuel Use quantity utilizing the Rate Schedule FSS Injection and Withdrawal Fuel Use Percentage.

II.3 Although Seller shall have no obligation to accept daily quantities of Gas in excess of the Maximum Daily Injection Quantity, Seller may, at Customer’s request, accept such daily quantities in excess thereof as Seller, in its sole judgment, determines that it is able to accept without jeopardizing its ability to meet its other obligations and subject to the Authorized Overrun Storage Service provisions as stated in Seller’s Tariff.

II.4 Beginning on the Commencement Date and on any Day of the term hereof, Seller shall redeliver to Transporter(s) for the account of Customer such quantities of the Storage Quantity as Customer may request for withdrawal subject to the limitations provided for in Section II.5 of this Article II. In no event shall the Storage Quantity be less than zero.

II.5 The cumulative quantities of Gas redelivered by Seller to Transporter(s) for the account of Customer pursuant to Section II.4 of this Article II shall be at such daily rate as Customer may request but not in excess of the Maximum Daily Withdrawal Quantity without the consent of Seller.

II.6 Although Seller shall have no obligation to redeliver daily quantities of Gas in excess of the Maximum Daily Withdrawal Quantity, Seller may, at Customer’s request, redeliver such daily quantities in excess thereof as Seller, in its sole judgment, determines that it is able to redeliver without jeopardizing its ability to meet its other obligations and subject to the Authorized Overrun Storage Service provisions as stated in Seller’s Tariff.

Article III

Charges

III.1 Beginning on the Commencement Date, unless agreed to otherwise by Seller, Customer will pay Seller monthly for the service provided for hereunder, the rates, charges, and fees in accordance with Seller’s Tariff. However, if the Commencement Date is any other than the first day of any month, Customer will pay a pro-rata amount of the reservation and capacity fees based on the number of days of the month that service has been made available divided by the total number days in the month.

III.2 If the RCA requires Seller to adjust the Tariff rates charged for service hereunder pursuant to Rate Schedule FSS, then from and after the effective date of that rate adjustment, the adjusted rates shall become the effective rates hereunder pursuant to the Rate Schedule FSS for all Customers.

Article IV

Term

IV.1 Term: From the Effective Date through March 31, 2032.

IV.2 In the event any quantities of Gas remain in storage for Customer’s account on the Day this FSS Agreement terminates, such remaining quantities shall be handled under the terms stated in Section 15.2 of the Tariff. All withdrawal or other appropriate fees shall apply.

Article V

Notices

V.1 Any notice, request, statements or other communication (“Notice”) regarding this FSS Agreement or its performance may be transmitted by electronic mail to the address listed below and shall, unless otherwise provided, also be transmitted by personal delivery or United States Mail, postage prepaid, to the address listed below:

a.	All Notices to be sent to Seller shall be addressed to:

Cook Inlet Natural Gas Storage Alaska, LLC

Attention: Richard Gentges

3000 Spenard Road

Anchorage, Alaska 99503

Phone: (907) 334-7980

Email: Richard.gentges@cingsa.com

b.	All Notices to be sent to Customer shall be addressed to:

Chugach Electric Association, Inc.

Attention: Lee D. Thibert

5601 Electron Drive

Anchorage, Alaska 99519-6300

Phone: (907) 762-4517

Email: lee_thibert@chugachelectric.com

V.2 Notice shall be effective as of the day of the electronic mail, if such electronic mail is in fact delivered to the receiving Party’s electronic mail server on that day before 5 p.m. Alaska Time. Otherwise, notice shall be effective when the hard copy is delivered to the receiving Party. Any Party may change its address by providing written notice to that effect to the other Party. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during that notice is required to be given or action taken) shall be the next day that is a Business Day.

V.3 All notices provided for in this Article V may be waived with the consent of Customer and Seller.

Article VI

Miscellaneous

VI.1 The provisions of Seller’s FSS Rate Schedule and Tariff are applicable to this FSS Agreement and are specifically incorporated herein by reference and made a part hereof. In the event of any inconsistency between Seller’s Tariff and this FSS Agreement, the terms of this FSS Agreement shall control. Seller shall put into effect any changes in accordance with any applicable orders issued from the RCA or any applicable regulatory body with jurisdiction at any time to change the provisions of service and this FSS Agreement shall be deemed to include such changes and any changes which become effective by operation of law or regulation, without prejudice to Customer’s right to protest the same.

VI.2 No modification of the terms and provisions of this FSS Agreement shall be made except by the execution by both Seller and Customer of a written agreement.

VI.3 If any term or provision of this FSS Agreement shall be declared to be invalid or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, provided that the economic and legal substance of the transactions contemplated under this Agreement are not affected in any manner materially adverse to Seller or Customer. In any such event, Seller and Customer shall negotiate in good faith to modify this Agreement so as to effect the original intentions of Seller and Customer as closely as possible in a mutually acceptable and legally enforceable manner, to the end that the activities and results contemplated under this Agreement may be effected to the maximum extent possible. This FSS Agreement is subject to all valid laws, rules and regulations of duly constituted authorities having jurisdiction over the subject matter hereof and to receipt of any and all such authorizations as may be required for the construction, ownership and operation of the Storage Facilities and provision of the service contemplated herein.

VI.4 No presumption shall operate in favor of or against Seller or Customer as a result of any responsibility or role that Seller or Customer may have had in the drafting of this FSS Agreement.

VI.5 This FSS Agreement shall not create any rights in third parties, and no provisions hereof shall be construed as creating any obligation for the benefit of, or rights in favor of, any person or entity other than Seller or Customer.

VI.6 This Agreement shall be interpreted, performed, and enforced in accordance with the laws of the State of Alaska. Any dispute under this Agreement shall be resolved in Alaska Superior Court, Third Judicial District in Anchorage, Alaska.

VI.7 This FSS Agreement may be executed in counterparts, and all such executed counterparts shall form part of this FSS Agreement.

Article VII

Other Provisions

VII.1. Customer shall be considered an Initial Capacity Customer.

VII.2 Seller will exercise commercially reasonable efforts to construct and complete the Storage Facilities in order to initiate the injection service by April 1, 2012. The dates in this Agreement for initiation of injection and withdrawal are estimates based on: (i) the knowledge of the Parties as of the date of the execution of this FSS Agreement; and (ii) the timely receipt of regulatory authorizations necessary for the construction, ownership and operation of the Storage Project. Customer understands and agrees that the April 1, 2012 in-service date is an estimated initial service date and that conditions and circumstances may arise that cause the actual in-service date to be other than as set forth herein. Customer understands and accepts this risk.

VII.3 Notwithstanding any other provision in this FSS Agreement or the Tariff Storage Customer will be subject to the creditworthiness provisions of the Tariff.

VII.4 Each Party represents and warrants to the other as follows:

a. Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and will be in good standing in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of such Party or its ability to perform its obligations under this FSS Agreement.

b. The execution, delivery and performance of this FSS Agreement by such Party has been duly authorized by all necessary action on the part of such Party in accordance with such Party’s charter documents and does not and will not require the consent of any trustee or holder of any indebtedness or other obligation of such Party or any other party to any other agreement with such Party.

c. This FSS Agreement has been duly executed and delivered by such Party. This FSS Agreement constitutes the legal, valid, binding and enforceable obligation of such Party, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors.

d. There is no existing or pending action or proceeding, third party lien, third party covenant, or, to such Party’s actual knowledge, threatened action or proceeding affecting such Party before any court, government authority or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of such Party or the ability of such Party to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this FSS Agreement.

VII.5 Customer shall support Seller’s applications to construct the Storage Facilities and any filing required to implement this FSS Agreement and the Tariff including any cost and/or rate true-up filings. Notwithstanding the foregoing in this Section VII.5, nothing herein shall limit Customer’s right to oppose or refuse to support any such applications that are materially inconsistent with the this FSS Agreement and/or the Tariff.

VII.7 Seller will provide Customer with regular construction progress reports from the Effective Date until the Commencement Date.

VII.8 After operation of the Storage Facility for a reasonable period of time as required to determine the operating characteristics of the Storage Facility, however, in no event less than three (3) years, if Seller determines that the physical injection and withdrawal performance of the Storage Facility is less than the Base Storage Design (“Capacity Shortfall”), the contract quantities set forth in the FSS Agreement shall be amended to reflect, on a pro rata basis, the Capacity Shortfall. Specifically, Customer’s contract capacity shall be reduced by Customer’s pro rata share of the Capacity Shortfall. The pro rata share shall be based on Customer’s MSQ compared with the MSQ of other Initial Capacity Customers The maximum Tariff rate will be adjusted to provide Seller with the opportunity to recover its costs of service based on the revised storage capacity.

VII.9 If Seller fails, by April 1, 2015, to deliver notice of the Commencement Date, this FSS Agreement may be terminated by either Party by delivery of notice of termination to the other Party. In such event, neither Party shall have any liability to each other.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed in several counterparts by the hands of their proper officials duly authorized in that behalf, as of the day and year first above written.

SELLER: Cook Inlet Natural Gas Storage Alaska, LLC

By:	/s/ M. Colleen Starring
Title:	Vice President
Date:	July 26, 2011

CUSTOMER: Chugach Electric Association, Inc.

By:	/s/ Bradley W. Evans
Title:	CEO
Date:	July 27, 2011

Appendix A for Chugach Electric Association, Inc.

Contract Quantities

This Appendix A is effective: from the Commencement Date through March 31, 2013

Total Contract Quantity: 2.4 Bcf

Maximum Storage Quantity (“MSQ”): 2.4 Bcf

Contract Injection Quantity (“CIQ”): 27,000

Contract Withdrawal Quantity (“CWQ”): 35,000

Maximum Daily Injection Quantity (“MDIQ”):

% MSQ	MDIQ (Mcf/day)

0%-55%	27,000

55%-90%	17,820

>90%	13,500

Maximum Daily Withdrawal Quantity (“MDWQ”):

% MSQ	MDWQ (Mcf/day)

100%-45%	35,000

45%-20%	25,550

<20%	19,600

Appendix A

Contract Quantities

This Appendix A is effective: from April 1, 2013 through March 31, 2014.

Total Contract Quantity: 2.3 Bcf

Maximum Storage Quantity (“MSQ”): 2.3 Bcf

Contract Injection Quantity (“CIQ”): 27,000

Contract Withdrawal Quantity (“CWQ”): 35,000

Maximum Daily Injection Quantity (“MDIQ”):

% MSQ	MDIQ (Mcf/day)

0%-55%	27,000

55%-90%	17,820

>90%	13,500

Maximum Daily Withdrawal Quantity (“MDWQ”):

% MSQ	MDWQ (Mcf/day)

100%-45%	35,000

45%-20%	25,550

<20%	19,600

Appendix A

Contract Quantities

This Appendix A is effective: from April 1, 2014 through March 31, 2016.

Total Contract Quantity: 1.9 Bcf

Maximum Storage Quantity (“MSQ”): 1.9 Bcf

Contract Injection Quantity (“CIQ”): 27,000

Contract Withdrawal Quantity (“CWQ”): 35,000

Maximum Daily Injection Quantity (“MDIQ”):

% MSQ	MDIQ (Mcf/day)

0%-55%	27,000

55%-90%	17,820

>90%	13,500

Maximum Daily Withdrawal Quantity (“MDWQ”):

% MSQ	MDWQ (Mcf/day)

100%-45%	35,000

45%-20%	25,550

<20%	19,600

Appendix A

Contract Quantities

This Appendix A is effective: from April 1, 2016 through March 31, 2017.

Total Contract Quantity: 1.7 Bcf

Maximum Storage Quantity (“MSQ”): 1.7 Bcf

Contract Injection Quantity (“CIQ”): 27,000

Contract Withdrawal Quantity (“CWQ”): 35,000

Maximum Daily Injection Quantity (“MDIQ”):

% MSQ	MDIQ (Mcf/day)

0%-55%	27,000

55%-90%	17,820

>90%	13,500

Maximum Daily Withdrawal Quantity (“MDWQ”):

% MSQ	MDWQ (Mcf/day)

100%-45%	35,000

45%-20%	25,550

<20%	19,600

Appendix A

Contract Quantities

This Appendix A is effective: from April 1, 2017 through March 31, 2032.

Total Contract Quantity: 1.6 Bcf

Maximum Storage Quantity (“MSQ”): 1.6 Bcf

Contract Injection Quantity (“CIQ”): 27,000

Contract Withdrawal Quantity (“CWQ”): 31,000

Maximum Daily Injection Quantity (“MDIQ”):

% MSQ	MDIQ (Mcf/day)

0%-55%	27,000

55%-90%	17,820

>90%	13,500

Maximum Daily Withdrawal Quantity (“MDWQ”):

% MSQ	MDWQ (Mcf/day)

100%-45%	31,000

45%-20%	22,630

<20%	17,360